Exhibit 99.1

BitMine Immersion (BMNR) Announces ETH Holdings Exceeding 3.31 Million Tokens and Total Crypto and Cash Holdings of $14.2 Billion

BitMine Crypto + Cash Holdings + “Moonshots” total $14.2 billion, including 3.31 million ETH tokens, unencumbered cash of $305 million, and other crypto holdings

BitMine now owns 2.8% of the ETH token supply, passing the halfway point as it moves towards the ‘Alchemy of 5%’

BitMine leads Crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of BMNR stock

BitMine is the 46th most traded stock in the US, trading $1.5 billion per day (5-day avg)

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, October 27, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, today announced crypto BitMine crypto + cash + “moonshots” holdings totalling $14.2 billion.

As of October 26th at 7:00pm ET, the Company’s crypto holdings are comprised of 3,313,069 ETH at $4,074 per ETH (Bloomberg), 192 Bitcoin (BTC), $88 million stake in Eightco Holdings (NASDAQ: ORBS) (“moonshots”) and unencumbered cash of $305 million.

BitMine crypto holdings reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc (MSTR), which owns 640,418 BTC valued at $73 billion. BitMine remains the largest ETH treasury in the world.

“The progress in trade talks between US and China is a positive for Ethereum and crypto broadly. These are global assets and rising tensions triggered the largest ever deleveraging in crypto a few weeks ago. While the fundamentals of Ethereum and crypto are ‘uncorrelated’ to equities, Fundstrat work has shown that in the past 15 years, Ethereum and crypto perform better when equities rise, meaning crypto is correlated to ‘risk-on’ assets via the associated leverage channel. Open interest for ETH sits at the same levels as seen on June 30th of this year (ETH was $2,500). Given the expected Supercycle for Ethereum, this price dislocation represents an attractive risk/reward. We increased our cash holdings to $305 million (from $219 million) and acquired 77,055 ETH tokens over the past week pushing our ETH holdings to 3.31 million, or 2.8% of the supply of ETH,” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine. “We are now more than halfway towards our initial pursuit of the ‘alchemy of 5%’ of ETH.”

The GENIUS Act and SEC’s Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

BitMine is now one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $1.5 billion (5-day average, as of October 24, 2025), ranking #46 in the US, behind Goldman Sachs (rank #45) and ahead of Amphenol (rank #47) among 5,704 US-listed stocks (statista.com and Fundstrat research).

“In the aftermath of crypto’s largest ever single day deleveraging event on October 10th, crypto trading volumes are still recovering, which also affect crypto equities. We believe the easing of US-China trade tensions will encourage investors to increase ‘open interest’ and therefore, associated trading volumes should improve in coming weeks. BitMine continues to attract institutional investor capital as our high liquidity is appealing. The combined trading volume share of BitMine and MSTR is now 88% of all global DAT trading volume. We continue to lead our crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of our stock,” said Lee.

The company recently released a corporate presentation, which can be found here: https://bitminetech.io/investor-relations/

The Chairman’s message can be found here: https://www.bitminetech.io/chairmans-message

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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Marcy Simon

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